Exhibit 20

Mill Road Capital, L.P.

382 Greenwich Avenue, Suite One

Greenwich, CT 06830

January 28, 2010

VIA HAND DELIVERY

Kona Grill, Inc.

7150 E. Camelback Road

Suite 220

Scottsdale, Arizona 85251

Attn: Mark S. Robinow, Secretary

Re:	Notice to the Secretary of Intention to Nominate Persons for Election as Directors
at the 2010 Annual Meeting of Stockholders of Kona Grill, Inc.

Dear Mr. Robinow:

Mill Road Capital, L.P., a Delaware limited partnership (“Mill Road”), pursuant to Section 1.13 of Article I of the Amended and Restated Bylaws (the “Bylaws”) of Kona Grill, Inc., a Delaware corporation (the “Company”), hereby notifies you that it intends to nominate three (3) persons for election to the Board of Directors of the Company (the “Board”) at the 2010 Annual Meeting of Stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

This letter, including the Exhibits, Schedules and Annexes attached hereto, is collectively referred to as the “Notice.” The persons Mill Road intends to nominate for election to the Board at the Annual Meeting are Thomas E. Lynch, Craig S. Miller and Lawrence F. Harris (each a “Nominee” and collectively, the “Nominees”). Mill Road believes that the stockholders of the Company have fixed the number of directors at seven (7), with three (3) directors allocated to the class of directors with a term expiring in 2010, which class is scheduled for election at the Annual Meeting. This Notice, in addition to being the notice of nomination required under Section 1.13 of Article I of the Bylaws, can also be deemed to be a request that the Company name the Nominees in its proxy statement as nominees for election to the Board at the Annual Meeting.

To the extent that the Company might purport to increase the size of the Board and/or the number of directors allocated to the class of directors with a term expiring in 2010, Mill Road reserves the right to nominate additional nominees (each, an “Additional Nominee”) for election to the Board at the Annual Meeting. Any such additional nominations would be without prejudice to the issue of whether such attempted action by the Company was valid under the circumstances. Additionally, if, due to death or disability, any Nominee or any Additional Nominee is unable to stand for election at the Annual Meeting, Mill Road reserves the right to nominate one or more alternate nominees, as applicable, in place of such Nominee or Additional Nominee(s) (each an “Alternate Nominee”). In either event, Mill Road will give prompt notice to the Company of its intent to nominate any Additional Nominees or Alternate Nominees at the Annual Meeting. Except where the context otherwise requires, the term “Nominee” as used in this Notice shall be deemed to include one or more Additional Nominees or Alternate Nominees, as applicable.

Pursuant to Section 1.13 of Article I of the Bylaws, the undersigned hereby sets forth the following:

(a)	The stockholder giving this Notice and intending to make the nominations set forth herein is Mill Road Capital, L.P.

(b)	The name and address of Mill Road Capital, L.P., as we believe they appear on the Company’s books, are:

MILL ROAD CAPITAL LP

A PARTNERSHIP

ATTN THOMAS E LYNCH

382 GREENWICH AVE-SUITE ONE

GREENWICH CT 06830

(c)	Mill Road Capital, L.P. is the beneficial owner of 899,330 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), 1,000 shares of which are held of record. Mill Road Capital, L.P.’s address is 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830.

(d)	It is hereby represented that Mill Road Capital, L.P. is a stockholder of record of Common Stock entitled to vote at the Annual Meeting for the election of directors and intends to appear in person or by proxy at the Annual Meeting to nominate the Nominees specified herein.

(e)	Reference is made to Schedule A attached hereto (without conceding that any such information is required to be disclosed in this Notice) with respect to information regarding transactions in securities of the Company by Mill Road Capital, L.P. during the past two years.

(f)	Reference is made to Schedule B attached hereto (without conceding that any such information is required to be disclosed in this Notice) with respect to certain entities that are or may be deemed to be members of a group with Mill Road (collectively, the “Mill Road Group”).

(g)

Mill Road Capital, L.P. has entered into agreements with each of the Nominees other than Thomas E. Lynch, pursuant to which, among other things, such Nominees will be indemnified against certain potential liabilities that might arise in connection with being named as a director nominee and related matters. Mill Road also intends to reimburse such Nominees for certain expenses incurred by such Nominees in the performance of their responsibilities as Nominees. Except for the agreements described above in this paragraph (g) and as otherwise set forth in this Notice, there is no arrangement or understanding between Mill Road Capital, L.P. and any Nominee or other person or persons pursuant to which the Nominees are to be nominated by Mill Road Capital, L.P.

(h)	Certain information regarding each Nominee required to be disclosed pursuant to Section 1.13 of Article I of the Bylaws is set forth in Exhibits A through C attached hereto.

(i)	Each Nominee’s written consent to his nomination, to being named in any Company or Mill Road Capital, L.P. proxy statement as a nominee and to serving as a director of the Company if elected is included as Annex A hereto.

If the Mill Road Group determines that it will engage in the solicitation of proxies in support of the Nominees, the Nominees may make solicitations of proxies. It is anticipated that certain regular employees of members of the Mill Road Group will participate in any solicitation of proxies that the Mill Road Group may undertake in support of the Nominees. Such employees will receive no additional consideration if they assist in the solicitation of proxies. It is anticipated that any proxies would be solicited by mail, courier services, telephone, facsimile or in person. If the Mill Road Group determines that it will engage in the solicitation of proxies, it is anticipated that the Mill Road Group may retain a proxy solicitor who may assist with the solicitation of proxies. It is anticipated that the costs related to any solicitation of proxies, including expected expenditures for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation and related expenses, will be borne by the Mill Road Group. To the extent legally permissible, the Mill Road Group may seek reimbursement from the Company for those expenses if one or more of the Nominees is elected. The Mill Road Group does not currently intend to submit the question of such reimbursement to a vote of the stockholders.

Except as set forth in this Notice, to the knowledge of Mill Road as of the date hereof (i) no Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years; (ii) no Nominee owns any securities of the Company (or any parent or subsidiary of the Company), directly or indirectly, beneficially or of record, or has purchased or sold any securities of the Company within the past two years, and no associate of any Nominee beneficially owns, directly or indirectly, any securities of the Company; (iii) no Nominee is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (iv) there is no transaction or series of similar transactions since January 1, 2007, or currently proposed transaction or series of similar transactions, in which the Company or any of its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000 and in which any Nominee or any associate of any Nominee, or any member of the immediate family (including any person (other than a tenant or employee) sharing the same household) of any Nominee or of any associate of any Nominee, had or will have a direct or indirect material interest; (v) no Nominee or associate of any Nominee has any arrangement or understanding with any person (a) with respect to any future employment by the Company or its affiliates (except in the capacity as a director) or (b) with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (vi) no Nominee has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting, except his interest in being nominated for election as a director, and in the case of Thomas E. Lynch, his beneficial ownership of the Company’s Common Stock as reported in Exhibit A, and as otherwise described herein; (vii) except as set forth in Item 1 of Part II of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 filed with the Securities and Exchange Commission (the “SEC”) on November 3, 2009, there are no material proceedings to which any Nominee or any associate of any Nominee is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries; (viii) no occupation or employment (including positions or offices with the Company) is or was, during the last five years, carried on by any Nominee with the Company or any corporation or organization which is or was a parent, subsidiary or other affiliate of the Company; (ix) there exist no family relationships between any Nominee and any other Nominee, or any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer of the Company; (x) during the last five years, no Nominee was involved in any of the events described in Item 401(f) of Regulation S-K and that are material to an evaluation of the ability or integrity of such Nominee to become a director of the Company; and (xi) no Nominee or associate of any Nominee has been awarded or paid, earned or received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation from, or in respect of services rendered to or on behalf of, the Company and its subsidiaries that is required to be disclosed under, or is subject to any arrangement described in, Item 402 of Regulation S-K.

Mill Road expects that, at the request of the Board, each Nominee will furnish to the Secretary of the Company that information required to be set forth in a stockholder’s notice of nomination which pertains to the Nominee. Mill Road also expects that each Nominee will furnish such other information as the Company may reasonably require to determine the eligibility and suitability of such Nominee to serve as a director of the Company (without, in each case, conceding the validity of any such requirement or request for additional information).

Mill Road understands that certain information regarding the Annual Meeting (including, but not limited to, the record date, the number of voting shares outstanding and the date, time and place of the Annual Meeting) and the Company (including, but not limited to, various committees of the Board and deadlines for shareholder proposals, compensation of directors and beneficial ownership of the Company’s securities) will be set forth in the Company’s proxy statement on Schedule 14A, to be filed with the SEC by the Company with respect to the Annual Meeting, and in certain other SEC filings made or to be made by the Company and third parties under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended. To the extent the Company believes any such information is required to be set forth in this Notice, Mill Road hereby refers the Company to such filings. Mill Road accepts no responsibility for any information set forth in any such filings not provided by Mill Road.

The Exhibits, Annexes and Schedules attached hereto are hereby incorporated into and made a part of this Notice. Accordingly, all matters disclosed in any part of this Notice, including the Exhibits, Annexes and Schedules, shall be deemed disclosed for all purposes of this Notice. Any capitalized term appearing in one of the Exhibits, Annexes or Schedules that is not defined in such Exhibit, Annex or Schedule shall have the meaning given to such term in the body of this Notice or in another of the Exhibits, Annexes or Schedules, as applicable.

Mill Road trusts that this Notice complies in all respects with the Bylaws and applicable law. If the Company believes this Notice is incomplete or otherwise deficient in any respect, please notify us in writing immediately of such alleged deficiencies. Mill Road reserves the right, following receipt of any such notice, to either challenge, or attempt to cure, any alleged deficiencies. Mill Road also reserves the right to give further notice of additional business or nominations to be conducted or made at the Annual Meeting or other meeting of the Company’s stockholders, to revise the nominations described herein, or not to present any one or more nominations described herein.

Please be advised that, notwithstanding the compliance by Mill Road with the relevant provisions of the Bylaws, neither the delivery of this Notice in accordance with the terms of the Bylaws nor the delivery of additional information, if any, provided to the Company from and after the date hereof by or on behalf of Mill Road or any other person shall be deemed to constitute an admission that this Notice is in any way defective or as to the legality or enforceability of any particular provision of the Bylaws or any other matter, or a waiver by Mill Road or any other person of its right to contest or challenge the enforceability thereof or of any other matter.

If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, then in addition to any other rights or remedies Mill Road may have, this Notice shall continue to be effective with respect to the remaining Nominee(s) and as to any replacement Nominee(s) selected by Mill Road.

Please address any correspondence or questions to Mill Road Capital, L.P., Attention: Justin Jacobs, telephone (203) 987-3505, facsimile (203) 621-3280 (with a copy to our counsel, Foley Hoag LLP, Seaport West, 155 Seaport Blvd., Boston, MA 02210, Attention: Peter M. Rosenblum, Esq., telephone (617) 832-1151, facsimile (617) 832-7000).

[The remainder of this page is intentionally left blank.]

Very truly yours,

Mill Road Capital, L.P.

By:	Mill Road Capital GP LLC, its General Partner

By:	/s/ Thomas E. Lynch
Thomas E. Lynch
Management Committee Director and Chairman

Exhibit A

Nominee Information for Thomas E. Lynch

Mr. Lynch, 50, is the Senior Managing Director of Mill Road Capital, L.P. which is an investment firm that focuses on investments in publicly traded companies under $250 million in size and where he has worked since 2006. Mr. Lynch is also a Management Committee Director of Mill Road Capital GP LLC, which is the sole general partner of Mill Road Capital, L.P. and where he has worked since 2006. Mr. Lynch is also a Management Committee Director of Mill Road Capital Management LLC, which provides advisory services to Mill Road Capital GP LLC and where he has worked since 2004. Mr. Lynch has over two decades of investing, management consulting and operating experience. Prior to Mill Road, Mr. Lynch was the founder and a managing director of Lazard Capital Partners, where he created the fund’s strategy and recruited the investment team. Prior to Lazard, Mr. Lynch was a managing director at The Blackstone Group. Mr. Lynch came to Blackstone from the Monitor Company, a management-consulting firm where he worked with companies in the retail, chemicals, plastics, coatings and packaging industries. Mr. Lynch began his career as an advertising executive at the Interpublic Group of Companies. Mr. Lynch served as a member of the Board of Directors of Panera Bread Company, a publicly traded company, from 2003 to 2006. Mr. Lynch served as a member of the Board of Directors of Galaxy Nutritional Foods, Inc. from May 2009 to June 2009, then a publicly traded company.

Business address of the Nominee and the name, principal business and address of the organizations in which the Nominee’s present principal occupation or employment is carried on:

Thomas E. Lynch, c/o Mill Road Capital, L.P., 382 Greenwich Avenue, Suite One, Greenwich, Connecticut, 06830. Mill Road Capital, L.P. is an investment firm that focuses on investments in publicly traded companies under $250 million in size, and its business address is 382 Greenwich Avenue, Suite One, Greenwich, Connecticut, 06830. Mill Road Capital GP LLC’s principal business is to act as the sole general partner of Mill Road, and its business address is c/o Mill Road Capital, L.P., 382 Greenwich Avenue, Suite One, Greenwich, Connecticut, 06830. Mill Road Capital Management LLC’s principal business is to provide advisory and administrative services to Mill Road Capital GP LLC, and its business address is c/o Mill Road Capital, L.P., 382 Greenwich Avenue, Suite One, Greenwich, Connecticut, 06830.

Residence address of the Nominee:

[Redacted]

Ownership of securities of the Company:

Mr. Lynch, a Management Committee Director of Mill Road Capital GP LLC, the sole general partner of Mill Road Capital, L.P., has shared power to vote and dispose of the 899,330 shares of Common Stock beneficially owned by Mill Road Capital, L.P., of which 1,000 shares are held of record by Mill Road Capital, L.P.

Transactions with the Company as a Related Person:

On June 9, 2009, the Company completed a rights offering pursuant to which each Company stockholder received one non-transferrable subscription right for every 2.5 shares of Common Stock owned by such stockholder as of April 17, 2009 (the “Rights Offering”). Each subscription right entitled such stockholder to purchase one share of Common Stock at a purchase price of $1.35 per share. The expiration date of the rights offering was June 5, 2009. Mill Road Capital L.P., of which Mr. Lynch is the Senior Managing Director, purchased 259,268 shares of Common Stock in the Rights Offering for an aggregate purchase price of $350,011.80. Mr. Lynch, a Management Committee Director of Mill Road Capital GP LLC, the sole general partner of Mill Road Capital, L.P., acquired shared power to vote and dispose of such 259,268 shares of Common Stock purchased by Mill Road Capital, L.P. in the Rights Offering and had an interest of $350,011.80 in Mill Road Capital, L.P.’s purchase of such shares of Common Stock.

Exhibit B

Nominee Information for Lawrence F. Harris

Mr. Harris, 50, is the Chief Executive Officer, Chairman of the Board and a Partner of Food Management Partners, Inc., a restaurant management company where he has worked since 2005. Mr. Harris has been the owner and Chief Executive Officer of R&H Food Services, Ltd. since 1999, Chief Executive Officer and a Partner of Alamo Wing, LLC and Rio Wing, LLC since 2001 and a Partner of Zio’s Restaurant Company since 2007. Mr. Harris is a seasoned restaurant industry executive with more than 30 years of public and private restaurant experience at all levels. Mr. Harris’ experience in the restaurant industry includes ten years with Pizza Hut, Inc. and PepsiCo Foods International, during which he served as the Chief Operations Officer for Pizza Hut operations in Mexico, as well as employment as the Vice President of Operations for Boston Chicken, Inc. (currently named Boston Market Corporation) and the President of the Harvest Restaurant Group, Inc. Mr. Harris does not hold any directorships in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

Business address of the Nominee and the name, principal business and address of the corporation or other organization in which the Nominee’s present principal occupation or employment is carried on:

Lawrence F. Harris, c/o Food Management Partners, Inc., 1723 N. Loop 1604 E., Suite 209, San Antonio, Texas 78232. Food Management Partners, Inc.’s principal business is to operate as a restaurant management company, and its address is 1723 N. Loop 1604 E., Suite 209, San Antonio, Texas 78232.

Residence address of the Nominee:

[Redacted]

Ownership of securities of the Company:

Mr. Harris does not beneficially own or own of record any securities of the Company.

Exhibit C

Nominee Information for Craig S. Miller

Mr. Miller, 60, is the Managing Partner of Miller-Sinton Capital Partners LLC, a restaurant investment advisory firm, where he has worked since 2008. Mr. Miller is also the owner of Miller Partners Restaurant Solutions, a family-owned restaurant management company, where he has served as an officer since 1989. Mr. Miller has extensive restaurant experience including serving as the President and Chief Executive Officer of Ruth’s Chris Steak House, Inc. (currently named Ruth’s Hospitality Group, Inc.) from 2004 to 2008, and he also served as the Chairman of the Board of Ruth’s Chris Steak House, Inc. from 2006 to 2008. Mr. Miller served as the President of UNO Restaurants, Inc. from 1986 to 2001 and served as its Chief Executive Officer from 1996 to 2001. Mr. Miller also served as the President and Chief Executive Officer of Furr’s Restaurant Group from 2001 to 2002. Mr. Miller serves on the Board of Directors of Tim Hortons Inc., a publicly traded restaurant chain.

Business address of the Nominee and the name, principal business and address of the corporation or other organization in which the Nominee’s present principal occupation or employment is carried on:

Mr. Miller’s principal business address is the same as his residence address as set forth below. Miller Sinton Capital Partners LLC’s principal business is to operate as a restaurant investment advisory firm, and its address is the same as Mr. Miller’s residence address as set forth below. Miller Partners Restaurant Solutions’ principal business is to operate as a restaurant management company, and its address is the same as Mr. Miller’s residence address as set forth below.

Residence address of the Nominee:

[Redacted]

Ownership of securities of the Company:

Mr. Miller does not beneficially own or own of record any securities of the Company.

Annex A

Consents

[See attached]

Consent

I hereby consent to being a nominee of Mill Road Capital, L.P. (“Mill Road”) for election as a director of Kona Grill, Inc., a Delaware corporation (the “Company”), at the annual meeting of the stockholders of the Company to be held in 2010 or any special meeting of stockholders held in lieu thereof, to being named as a nominee in any and all proxy statements and in any and all other proxy solicitation materials proposed by the Company or Mill Road in connection with the solicitation of proxies in favor of the election of directors of the Company, and to serving as a director of the Company if elected.

/s/ Thomas E. Lynch
Thomas E. Lynch Dated January 26, 2010

Consent

I hereby consent to being a nominee of Mill Road Capital, L.P. (“Mill Road”) for election as a director of Kona Grill, Inc., a Delaware corporation (the “Company”), at the annual meeting of the stockholders of the Company to be held in 2010 or any special meeting of stockholders held in lieu thereof, to being named as a nominee in any and all proxy statements and in any and all other proxy solicitation materials proposed by the Company or Mill Road in connection with the solicitation of proxies in favor of the election of directors of the Company, and to serving as a director of the Company if elected.

/s/ Craig S. Miller
Craig S. Miller Dated January 26, 2010

Consent

I hereby consent to being a nominee of Mill Road Capital, L.P. (“Mill Road”) for election as a director of Kona Grill, Inc., a Delaware corporation (the “Company”), at the annual meeting of the stockholders of the Company to be held in 2010 or any special meeting of stockholders held in lieu thereof, to being named as a nominee in any and all proxy statements and in any and all other proxy solicitation materials proposed by the Company or Mill Road in connection with the solicitation of proxies in favor of the election of directors of the Company, and to serving as a director of the Company if elected.

/s/ Lawrence Harris
Lawrence Harris Dated January 26, 2010

Schedule A

Transactions in Securities of Kona Grill, Inc.

During the Past Two Years by Mill Road Capital, L.P.

Common Stock purchased or sold by Mill Road Capital, L.P.

Date of Purchase/Sale	Shares of Common Stock Purchased/(Sold)	Price per Share	Total Cost*
01/22/08	3,520	10.22	35,974.40
02/05/08	2,200	11.67	25,677.96
02/14/08	176,955	10.13	1,793,403.53
02/15/08	10,858	9.90	107,474.66
02/19/08	9,040	9.93	89,761.78
02/20/08	2,640	9.92	26,180.09
02/21/08	9,913	9.84	97,523.10
02/29/08	17,850	9.72	173,484.15
03/04/08	8,830	9.45	83,467.34
03/07/08	4,139	8.77	36,284.54
03/07/08	3,004	8.62	25,895.68
03/10/08	4,151	8.59	35,651.28
03/25/08	150	8.90	1,335.00
03/26/08	8,010	8.92	71,444.39
04/01/08	1,900	8.77	16,659.96
06/11/08	2,500	7.00	17,499.50
06/16/08	143,858	6.21	892,753.98
06/17/08	12,518	7.02	87,848.82
06/18/08	15,100	6.99	105,559.57
06/19/08	1,400	7.03	9,836.96
06/20/08	16,100	7.18	115,588.34
06/23/08	15,500	7.23	112,071.20
06/24/08	4,000	7.20	28,811.60
06/25/08	8,191	7.44	60,928.75
06/26/08	2,000	7.32	14,640.00
06/26/08	510	7.38	3,764.41
07/16/08	1,030	6.91	7,119.57
07/25/08	2,406	6.87	16,528.02
07/25/08	365	6.85	2,500.25
07/29/08	900	6.60	5,940.00
07/30/08	5,000	6.25	31,266.00
07/30/08	5,000	5.95	29,750.00
08/01/08	5,000	5.50	27,500.00
09/05/08	100	6.31	630.80
09/09/08	3,000	6.31	18,926.10
09/10/08	1,620	6.20	10,044.00
09/16/08	228	5.79	1,319.12
09/16/08	100	5.79	579.00
10/06/08	11,700	4.94	57,793.32
10/07/08	3,150	4.60	14,490.00
10/09/08	4,335	3.95	17,122.38
10/10/08	8,200	3.55	29,083.76
11/12/08	800	2.02	1,618.48

Date of Purchase/Sale	Shares of Common Stock Purchased/(Sold)	Price per Share	Total Cost*
11/12/08	10,000	2.01	20,100.00
11/13/08	12,500	1.98	24,750.00
11/13/08	8,000	1.85	14,800.00
11/14/08	10,000	1.83	18,300.00
11/14/08	8,000	1.87	14,937.60
04/15/09	(18,109)	2.36	42,726.37
04/30/09	10,000	2.10	20,982.00
06/05/09	259,268	1.35	350,011.80	**

All purchases of Common Stock were funded by working capital which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

*	Excludes commissions and other execution-related costs.
**	This purchase is in connection with the Company’s Rights Offering. The date reflects Mill Road’s prime broker’s records. The subscription occurred on June 3, 2009 and the Company records indicate that the offering was completed on June 9, 2009.

Schedule B

Certain Additional Information

Set forth below is certain additional information regarding Thomas E. Lynch, Mill Road Capital, L.P., Mill Road Capital GP LLC and Mill Road Capital Management LLC, which may, among other things, be deemed to be associates of Mr. Lynch or members of a group with Mill Road.

By including such information, Mill Road does not concede that any such information is required to be disclosed in this Notice.

Mill Road Capital, L.P. (“Mill Road”) is a Delaware limited partnership. The principal business of Mill Road is to operate as an investment firm that focuses on investments in publicly traded companies under $250 million in size. The address of the principal business and principal office of Mill Road is 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830. Mill Road beneficially owns 899,330 shares of Common Stock, 1,000 of which are held of record.

The general partner of Mill Road is Mill Road Capital GP LLC, a Delaware limited liability company (“MRCGP”), and the principal business of MRCGP is to act as the sole general partner of Mill Road. The address of MRCGP is 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830. The name, business address, present principal occupation and employment history of each person controlling MRCGP are set forth at the end of this Schedule B. Each of Mr. Lynch and Scott P. Scharfman, Management Committee Directors of MRCGP, has shared power to vote and dispose of the 899,330 shares of Common Stock beneficially owned by Mill Road.

Mill Road Capital Management LLC is a Delaware limited liability company (“MRCM”). The principal business of MRCM is to provide advisory and administrative services to MRCGP. The address of MRCM is 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830.

On June 9, 2009, the Company completed a rights offering pursuant to which each Company stockholder received one non-transferrable subscription right for every 2.5 shares of Common Stock owned by such stockholder as of April 17, 2009 (the “Rights Offering”). Each subscription right entitled such stockholder to purchase one share of Common Stock at a purchase price of $1.35 per share. The expiration date of the rights offering was June 5, 2009. Mill Road Capital, L.P. purchased 259,268 shares of Common Stock in the Rights Offering for an aggregate purchase price of $350,011.80. Each of Messrs. Lynch and Scharfman, Management Committee Directors of MRCGP, the sole general partner of Mill Road Capital, L.P., acquired shared power to vote and dispose of such 259,268 shares of Common Stock purchased by Mill Road Capital, L.P. in the Rights Offering.

PERSONS CONTROLLING MRCGP

Set forth below are the name, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each person controlling MRCGP. The principal business address of each person controlling MRCGP is c/o Mill Road Capital, L.P., 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830.

Thomas E. Lynch is a Management Committee Director of MRCGP. Mr. Lynch’s present principal occupation or employment is as a Management Committee Director of MRCGP and of MRCM, which provides advisory and administrative services to MRCGP. Mr. Lynch is also the Senior Managing Director of Mill Road. Prior to forming Mill Road, Mr. Lynch was the founder and a Managing Director of Lazard Capital Partners. Prior to Lazard, Mr. Lynch was a Managing Director at The Blackstone Group.

Scott Scharfman is a Management Committee Director of MRCGP. Mr. Scharfman’s present principal occupation or employment is as a Management Committee Director of MRCGP and of MRCM, which provides advisory and administrative services to MRCGP. Mr. Scharfman is also a Managing Director of Mill Road. Prior to joining Mill Road, Mr. Scharfman was the Senior Manager of the Equity Capital Markets Origination Group at Robertson Stephens.

Charles M. B. Goldman is a Management Committee Director of MRCGP. Mr. Goldman’s present principal occupation or employment is as a Management Committee Director of MRCGP and of MRCM, which provides advisory and administrative services to MRCGP. Mr. Goldman is also a Managing Director of Mill Road. Prior to joining Mill Road, Mr. Goldman was the executive vice president of acquisitions and development for Ascend Media, a company focused on acquiring and integrating business-to-business magazines, journals and tradeshows.

Justin C. Jacobs is a Management Committee Director of MRCGP. Mr. Jacobs’ present principal occupation or employment is as a Management Committee Director of MRCGP and of MRCM, which provides advisory and administrative services to MRCGP. Mr. Jacobs is also a Managing Director of Mill Road. Prior to joining Mill Road, Mr. Jacobs worked at LiveWire Capital, an investment and management group in which he held interim operational positions in portfolio companies and was involved in investment activities. Prior to joining LiveWire, Mr. Jacobs was an investment professional at The Blackstone Group.